UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                SCHEDULE 13G/A


                  Under the Securities Exchange Act of 1934

                              (Amendment No. 4)*
                                         -----
    Sterling Chemicals Holdings, Inc.(formerly Sterling Chemicals, Inc.)
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                               (Name of Issuer)

                     Common Stock $.01 Par Per Share
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                     (Title of Class of Securities)

                                 85916 E 10 3
                         ---------------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the classed of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 85916E103                 13G                      Page 2 of 4
Pages

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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Gordon A. Cain
              ###-##-####
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (A) [  ]
              None                                            (B) [  ]

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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

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                     5    SOLE VOTING POWER
   NUMBER OF
                                   0
    SHARES       ----------------------------------------------------------
                     6    SHARED VOTING POWER
 BENEFICIALLY
                                   0
   OWNED BY      ----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
    EACH
                                   0
  REPORTING      ----------------------------------------------------------

   PERSON            8    SHARED DISPOSITIVE POWER

    WITH                           0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
--------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (0) EXCLUDES CERTAIN
     SHARES*

                 [   ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0
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12  TYPE OF REPORTING PERSON*

              In
---------------------------------------------------------------------------
                              *SEE INSTRUCTION BEFORE FILLING OUT!
                                     Page 2 of 4

               Item 5.       Ownership of Five Percent or Less:   [X]
               -------       ----------------------------------

                                 Signature
                                 ---------



      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:         October 10, 1996




                                               ------------------------------
                                               Gordon A. Cain